Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 1, 2016
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FOURTH QUARTER AND FISCAL 2016 RESULTS; PROVIDES FISCAL 2017 OUTLOOK
PITTSBURGH, (August 1, 2016) – Kennametal Inc. (NYSE: KMT) today announced fiscal 2016 and fourth quarter results. For fiscal 2016, the company reported a loss per diluted share (LPS) of $2.83, compared with a LPS of $4.71 in the prior year. Adjusted earnings per diluted share (EPS) were $1.11 in the current year compared to $2.00 in the prior year. For its fiscal fourth quarter, the company reported LPS of $0.83, compared with the prior year quarter EPS of $0.26. The current quarter adjusted EPS were $0.44, compared to $0.44 in the prior year quarter.
During the current quarter, the company recorded a discrete tax charge of $81 million, or $1.02 per share, associated with a valuation allowance with regards to deferred tax assets in the U.S. The non-GAAP reconciliation section in this press release contains further details regarding items comprising the difference between reported and adjusted amounts.
“We continued to make meaningful progress to better position Kennametal to outperform over the long term, even though the operating environment remained challenging in the fourth quarter,” said Ron De Feo, Kennametal President and CEO. “We are diligently focused on driving growth on the commercial side of our business, as well as aggressively executing the already-announced cost reduction programs. This is in addition to pursuing substantially deeper cost reductions across our North American and EMEA operations.”
De Feo continued, “As we look to fiscal year 2017, we expect to see some improvements in certain end markets. We have a solid plan, and even without a modest upturn in our end markets, we believe our improving cost position in combination with a more robust and proactive commercial strategy will produce improved margins. I am optimistic about the future for Kennametal as we concentrate our efforts on highly relevant products, applications, and solutions positioned properly in the marketplace for our global customers.”
Fiscal 2016 Fourth Quarter Key Developments

•
Sales were $521 million compared with $638 million in the same quarter last year. Sales decreased by 18 percent, reflecting a 9 percent decline due to divestiture, a 9 percent organic sales decline and a 1 percent unfavorable currency exchange impact, offset partially by a 1 percent increase due to more business days.

•
On a combined basis, pre-tax restructuring and related charges amounted to $16 million, or $0.10 per share, and pre-tax benefits were approximately $20 million, or $0.19 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $21 million, or $0.24 per share, and pre-tax benefits were approximately $17 million, or $0.16 per share.

•
Operating income was $25 million, compared with $35 million in the same quarter last year. Adjusted operating income was $47 million, compared with $53 million in the prior year quarter. The decrease in operating income in the current period was primarily driven by organic sales decline and unfavorable mix in both segments, partially offset by lower raw material costs and restructuring benefits. Adjusted operating margin was 9.0 percent in the current period and 9.2 percent in the prior period.

•
The reported effective tax rate (ETR) was not meaningful due to the $81 million U.S. deferred tax valuation allowance recorded in the current quarter. The adjusted ETR was 16.0 percent. For the fourth quarter of fiscal 2015, the reported ETR was 24.8 percent and the adjusted ETR was 22.5 percent. The difference between reported and adjusted effective tax rates is mainly related to the U.S. deferred tax valuation allowance, tax impact of prior impairment charges, divestiture and restructuring and related charges. The primary drivers of the change in adjusted rates are favorable jurisdictional mix of earnings and a higher benefit from the RD&E credit in the current year quarter.

•	LPS was $0.83, compared with the prior year quarter EPS of $0.26. Adjusted EPS were $0.44 in the current year quarter and $0.44 in the prior year quarter.

•
The company generated year-to-date free operating cash flow of $115 million compared with $267 million in the prior year. The decrease in free operating cash flow was primarily by lower cash earnings, higher net capital expenditures and higher restructuring, tax and pension payments, partially offset by reductions in working capital.

Segment Developments for the Fiscal 2016 Fourth Quarter

•
Industrial segment sales of $329 million decreased 8 percent from $358 million in the prior year quarter due to organic sales decline of 8 percent and unfavorable currency exchange of 1 percent, partially offset by a 1 percent increase due to more business days. Excluding the impact of currency exchange, sales decreased approximately 17 in energy, 8 in general engineering and 4 percent in transportation and increased approximately 9 percent in aerospace and defense. Energy market sales declined at a slower pace. Oil and gas markets continued to remain weak. Lower activity in energy and other commodity focused markets continued to adversely spill into the general engineering market, particularly in the Americas. Stable transportation market sales in the Americas and EMEA were more than offset by fewer machine deliveries in Asia. Aerospace sales grew across all regions with stronger growth occurring in EMEA and Asia. On a segment regional basis excluding the impact of currency exchange and divestiture, sales decreased 11 percent in Asia, 8 percent in the Americas, and 1 percent in Europe.

•
Industrial segment operating income was $29 million compared with $40 million in the prior year period. Adjusted operating income was $41 million compared to $50 million in the prior year quarter, driven by organic sales decline and unfavorable product mix, partially offset by lower raw material costs and incremental restructuring benefits. Industrial adjusted operating margin was 12.4 percent compared with 14.2 percent in the prior year.

•
Infrastructure segment sales of $193 million decreased 31 percent from $280 million in the prior year. The decrease was driven by the divestiture impact of 20 percent, 11 percent organic sales decline and 1 percent unfavorable currency exchange, offset partially by an increase of 1 percent due to more business days. Excluding the impact of currency exchange, Infrastructure sales decreased approximately 23 percent in energy, 13 percent in earthworks and 10 percent in general engineering. The energy market was impacted by continuing weakness in oil and gas end markets.  Additionally, challenging conditions in underground mining continued to drive sales declines, particularly in North America, while highway construction sales showed improvement in conjunction with the road rehabilitation season. On a segment regional basis excluding the impact of divestiture and currency exchange, sales increased 5 percent in Europe, while sales decreased 18 percent in the Americas and 11 percent in Asia.

•
Infrastructure segment operating loss was $4 million in both 2016 and 2015, respectively. Adjusted operating income was $6 million compared to $2 million in the prior year quarter. Adjusted operating income increased as the effects of divestiture and unfavorable mix were more than offset by incremental restructuring benefits. Infrastructure adjusted operating margin was 3.4 percent compared with 1.1 percent in the prior year.

Fiscal 2016 Key Developments

•
Sales were $2,098 million, compared with $2,647 million last year. Sales decreased by 21 percent, driven by 11 percent organic sales decline, divestiture impact of 5 percent and 5 percent unfavorable currency exchange.

•	Combined restructuring programs delivered full fiscal 2016 year-over-year incremental savings of approximately $44 million.

•
Operating loss was $175 million, compared with $358 million in the same period last year. Adjusted operating income was $126 million, compared with adjusted operating income of $235 million in the prior year. Adjusted operating income decreased primarily due to organic sales decline, unfavorable product mix, lower fixed cost absorption and unfavorable currency exchange, offset partially by lower material costs, incremental restructuring benefits and manufacturing productivity improvements. Adjusted operating margin was 6.2 percent, compared to 9.8 percent in the prior year.

•	LPS was $2.83 in the current year, compared with $4.71 in the prior year. Adjusted EPS were $1.11 in the current year and $2.00 in the prior year.

Restructuring Programs
During the quarter, the company substantially completed Phase 1 of restructuring programs. Estimated ongoing annualized savings for this phase is $40-$45 million.
The company has identified additional actions to adjust the company's cost structure with 2017 restructuring initiatives. Actions initiated to date are currently estimated to achieve an additional $15-$20 million of annualized savings and incur $20-$30 million of pre-tax charges as they are being implemented over the next 15 months. These initiatives are expected to improve the alignment of our cost structure with the current operating environment through rationalization of certain manufacturing facilities and through headcount reductions. Combined with the previously announced programs not yet completed, estimated annualized savings for these programs are expected to be $75-$90 million, with total charges of $105-$125 million.
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
The Company expects 2017 adjusted earnings per share between $1.10 and $1.40, on flat sales.  We anticipate organic sales growth of between negative 2 percent and positive 2 percent, and free operating cash flow between $90 million and $110 million.
Mr. De Feo commented, “In 2017, we are implementing a more robust sales and marketing strategy while continuing to work on the cost structure. The announced restructuring plans are expected to yield incremental savings of approximately $31 million by fiscal year-end 2017. Additionally, we have embarked on a workforce reduction initiative with expected costs of $80-$95 million which should reduce employment by 1,000, resulting in an annual run rate savings of $100-$110 million by fiscal year-end 2017. These workforce reduction costs and savings are not included in the current outlook. Additionally, and consistent with our fix-in-place manufacturing strategy, we believe that there are further cost improvements possible through investments in productivity and efficiency programs which are expected to yield savings of several hundred million dollars over the next three years. We are optimistic about the future of the company and encouraged by these possibilities."

New Operating Structure Implemented in 2017
In order to take advantage of the growth opportunities of our WIDIA brand, we implemented a new operating structure at the start of fiscal 2017.
A key attribute of the new structure is the establishment of the WIDIA operating segment. In order to better lever the opportunities that lie in this business, in addition to being more agile and competitive in the marketplace, we are placing higher levels of focus, determination and leadership in the business. Industrial and WIDIA in 2017 will be formed from the 2016 Industrial segment. We will now have three reportable operating segments: Industrial, WIDIA and Infrastructure.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable August 26, 2016 to shareholders of record as of the close of business on August 12, 2016.

The company will discuss its fiscal 2016 fourth-quarter results in a live webcast at 8:30 a.m. Eastern Time Tuesday, August 2, 2016. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through September 2, 2016.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2017 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day over 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Sales	$521,224	$637,653	$2,098,436	$2,647,195
Cost of goods sold	354,540	448,687	1,482,369	1,841,202
Gross profit	166,684	188,966	616,067	805,993
Operating expense	121,148	130,923	494,975	554,895
Restructuring and asset impairment charges	15,312	16,398	143,810	582,235
Loss on divestiture	712	—	131,463	—
Amortization of intangibles	4,448	6,325	20,762	26,686
Operating income (loss)	25,064	35,320	(174,943)	(357,823)
Interest expense	6,857	7,537	27,752	31,466
Other income, net	(2,541)	(1,705)	(4,124)	(1,674)
Income (loss) from continuing operations before income taxes	20,748	29,488	(198,571)	(387,615)
Provision (benefit) for income taxes	86,812	7,321	25,313	(16,654)
Net (loss) income	(66,064)	22,167	(223,884)	(370,961)
Less: Net income attributable to noncontrolling interests	451	1,021	2,084	2,935
Net (loss) income attributable to Kennametal	$(66,515)	$21,146	$(225,968)	$(373,896)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.83)	$0.27	$(2.83)	$(4.71)
Diluted (loss) earnings per share	$(0.83)	$0.26	$(2.83)	$(4.71)
Dividends per share	$0.20	$0.18	$0.80	$0.72
Basic weighted average shares outstanding	79,890	79,518	79,835	79,342
Diluted weighted average shares outstanding	79,890	80,113	79,835	79,342

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2016	June 30, 2015
ASSETS
Cash and cash equivalents	$161,579	$105,494
Accounts receivable, net	370,916	445,373
Inventories	458,830	575,531
Other current assets	74,619	132,148
Total current assets	1,065,944	1,258,546
Property, plant and equipment, net	730,640	815,825
Goodwill and other intangible assets, net	505,695	704,058
Other assets	61,901	71,100
Total assets	$2,364,180	$2,849,529
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,895	$15,702
Accounts payable	182,039	187,381
Other current liabilities	243,341	279,661
Total current liabilities	427,275	482,744
Long-term debt and capital leases	699,558	735,885
Other liabilities	241,546	255,465
Total liabilities	1,368,379	1,474,094
KENNAMETAL SHAREHOLDERS’ EQUITY	964,323	1,345,807
NONCONTROLLING INTERESTS	31,478	29,628
Total liabilities and equity	$2,364,180	$2,849,529

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2016	2015	2016	2015
Outside Sales:
Industrial	$328,574	$357,519	$1,269,162	$1,461,744
Infrastructure	192,650	280,134	829,274	1,185,451
Total outside sales	$521,224	$637,653	$2,098,436	$2,647,195
Sales By Geographic Region:
North America	$234,233	$295,066	$953,212	$1,250,535
Western Europe	142,480	176,405	574,957	731,014
Rest of World	144,511	166,182	570,267	665,646
Total sales by geographic region	$521,224	$637,653	$2,098,436	$2,647,195
Operating Income (Loss):
Industrial	$29,441	$39,771	$81,243	$160,894
Infrastructure	(3,888)	(3,583)	(246,306)	(509,381)
Corporate (3)	(489)	(868)	(9,880)	(9,336)
Total operating income (loss)	$25,064	$35,320	$(174,943)	$(357,823)
(3)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating income (loss) and margin, net (loss) income, diluted (LPS) EPS, effective tax rate, Industrial operating income and margin, Infrastructure operating income (loss) and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED JUNE 30, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net (Loss) Income (4)	Diluted (LPS) EPS	Effective Tax Rate
Reported results	$521,224	$166,684	$121,148	$25,064	$(66,515)	$(0.83)	418.4%
Reported margins		32.0%	23.2%	4.8%
Restructuring and related charges (5)	—	2,566	(3,041)	15,539	8,244	0.10	(2.1)
Tax impact of prior impairment charges	—	—	—	—	(4,411)	(0.06)	(5.0)
Fixed asset disposal charges	—	—	—	5,380	3,657	0.05	(0.3)
Loss on divestiture	—	—	—	712	12,977	0.16	(3.6)
U.S. deferred tax valuation allowance	—	—	—	—	81,206	1.02	(391.4)
Adjusted results	$521,224	$169,250	$118,107	$46,695	$35,158	$0.44	16.0%
Adjusted margins		32.5%	22.7%	9.0%
(4) Represents amounts attributable to Kennametal Shareholders.
(5) Includes pre-tax restructuring and related charges recorded in corporate of $117.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating (Loss) Income
Reported results	$328,574	$29,441	$192,650	$(3,888)
Reported operating margin		9.0%		(2.0)%
Restructuring and related charges (6)	—	7,728	—	7,694
Fixed asset disposal charges	—	3,381	—	1,999
Loss on divestiture	—	29	—	683
Adjusted results	$328,574	$40,579	$192,650	$6,488
Adjusted operating margin		12.4%		3.4%
(6) Excludes pre-tax restructuring related charges recorded in corporate of $117.

THREE MONTHS ENDED JUNE 30, 2015 (UNAUDITED)
(in thousands, except percents)	Sales	Gross Profit	Operating Expense	Operating Income	Net Income (4)	Diluted EPS	Effective tax rate
Reported results	$637,653	$188,966	$130,923	$35,320	$21,146	$0.26	24.8%
Reported margins		29.6%	20.5%	5.5%
Restructuring and related charges (7)	—	2,908	(1,691)	20,996	18,566	0.24	(5.5)
Tax impact of prior impairment charges	—	—	—	—	(3,651)	(0.05)	7.2
Tax expense on cash redeployment	—	—	—	—	807	0.01	(1.6)
Operations of divested businesses	(59,737)	(11,540)	(6,485)	(3,341)	(1,391)	(0.02)	(2.4)
Adjusted results	$577,916	$180,334	$122,747	$52,975	$35,477	$0.44	22.5%
Adjusted margins		31.2%	21.2%	9.2%
(4) Represents amounts attributable to Kennametal Shareholders.
(7) Includes pre-tax restructuring and related charges recorded in corporate of $986.

(in thousands, except percents)	Industrial Sales	Industrial Operating Income	Infrastructure Sales	Infrastructure Operating Income
Reported results	$357,519	$39,771	$280,134	$(3,583)
Reported operating margin		11.1%		(1.3)%
Restructuring and related charges (8)	—	10,743	—	9,267
Operations of divested businesses	(3,043)	(67)	(56,694)	(3,274)
Adjusted results	$354,476	$50,447	$223,440	$2,410
Adjusted operating Margin		14.2%		1.1%
(8) Excludes pre-tax restructuring related charges recorded in corporate of $986.

TWELVE MONTHS ENDED JUNE 30, 2016 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (Loss) Income	Net (Loss) Income (4)	Diluted (LPS) EPS
Reported Results	$2,098,436	$(174,943)	$(225,968)	$(2.83)
Reported Operating Margin		(8.3)%
Restructuring and related charges	—	53,508	40,220	0.50
Goodwill and other intangible asset impairment charges	—	108,456	77,076	0.96
Loss on divestiture and related charges	—	131,463	111,426	1.39
Fixed asset disposal charges	—	5,381	3,657	0.05
Operations of divested businesses	(82,512)	1,912	1,358	0.02
U.S. deferred tax valuation allowance	—	—	81,206	1.02
Adjusted Results	$2,015,924	$125,777	$88,975	$1.11
Adjusted Operating Margin		6.2%
(4) Represents amounts attributable to Kennametal Shareholders.

TWELVE MONTHS ENDED JUNE 30, 2015 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (Loss) Income	Net (Loss) Income (4)	Diluted (LPS) EPS
Reported Results	$2,647,195	$(357,823)	$(373,896)	$(4.71)
Reported Operating Margin		(13.5)%
Goodwill and other intangible asset impairment charges	—	541,700	486,763	6.13
Restructuring and related charges	—	58,102	44,197	0.56
Tax expense on cash redeployment	—	—	2,945	0.04
Operations of divested businesses	(242,650)	(6,951)	(1,567)	(0.02)
Adjusted Results	$2,404,545	$235,028	$158,442	$2.00
Adjusted Operating Margin		9.8%
(4) Represents amounts attributable to Kennametal Shareholders.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2016	2015
Net cash flow from operating activities	$219,322	$351,437
Purchases of property, plant and equipment	(110,697)	(100,939)
Proceeds from disposals of property, plant and equipment	5,978	16,122
Free operating cash flow	$114,603	$266,620